FIRST AMENDMENT TO

                     REAL ESTATE PURCHASE AND SALE AGREEMENT

         THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Amendment") is made as of the 28th day of February, 1997, by and between MAGELLAN HEALTH SERVICES, INC., a Delaware corporation ("Magellan" or the "Seller"), and CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership (the "Purchaser").


                                R E C I T A L S:


A. The parties entered into that certain Real Estate Purchase and Sale Agreement dated as of January 29, 1997 (the "Agreement") and that certain Contribution Agreement dated as of January 29, 1997 (the "Contribution Agreement"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.


B. The parties desire to enter into this Amendment to evidence their agreement to certain changes to the Agreement, as hereinafter set forth, and to declare the Contribution Agreement null and void ab initio and of no force and effect.


         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:


1. Contribution Agreement. The parties hereby declare the Contribution Agreement to be null and void ab initio and of no force and effect, as though it had never been entered into by them.


2. Recitals in Agreement. Recital A of the Agreement is amended and restated in its entirety as follows:


                       In connection with the transactions contemplated by this Agreement, Magellan and the Purchaser have entered into that certain Warrant Purchase Agreement of even date herewith (the "Warrant Purchase Agreement"). Magellan and the Purchaser have also agreed that, follow ing the execution of the Warrant Purchase Agreement and this Agree ment and pursuant to the terms hereof, they will cause certain other agreements to be executed, including, without limitation, (i) that certain Operating Agreement of Charter Behavioral Health Systems, LLC ("OpCo"), between Magellan and a designee of the Purchaser to be formed as a Delaware limited partnership or corporation ("New Cres cent") (the "Operating Agreement"), (ii) that certain Contribution

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                       Agreement  among  Magellan,  OpCo and New  Crescent  (the
                       "OpCo Con tribution Agreement"), (iii) that certain Master Franchise Agreement between Magellan and OpCo (the "Master Franchise Agreement") and certain additional
                       Franchise   Agreements   between   Magellan  and  certain
                       subsidiaries   of   OpCo   (the   "Subsidiary   Franchise
                       Agreements, and col lectively with the Master Franchise Agreement, the "Franchise Agree ment"), (iv) that certain Master Lease Agreement between the Purchaser and OpCo (the "Facilities Lease"), (v) that certain Subordination Agree ment by and among Magellan, the Purchaser and OpCo (the "Subordi nation Agreement"), (vi) that certain Warrant Purchase Agreement (the "Warrant Agreement") between Magellan and New Crescent or Cres cent Corp. (as such term is defined in the OpCo Contribution Agree ment) and (vii) subject to certain conditions set forth in the OpCo Con tribution Agreement, that certain Bridge Loan
                       and  Security   Agreement  and  Promissory  Note  between
                       Magellan  and OpCo (the  "Bridge  Loan  Agreement")  (the
                       Agreement,   this   Amendment,   the   Warrant   Purchase
                       Agreement, the Operating Agreement, the OpCo Contribution Agree ment, the Franchise Agreement, the Facilities Lease, the Subordination Agreement, the Warrant Agreement
                       and  the  Bridge   Loan   Agreement   are   referred   to
                       collectively as the "Transaction Documents," and all of the transactions contemplated hereby and thereby are referred to collec tively as the "Transactions").


3.                     Seller's Representations and Warranties.

(a) Section 6.1(b) of the Agreement is amended to add the following new first sentence:

                       The execution and delivery of this Agreement and the other Transaction Documents by Magellan and the Magellan Subsidiaries (as defined in the OpCo Contribution Agreement) and the performance by Magellan and the Magellan Subsidiaries of all obligations under this Agreement and the other Transaction Documents, including, without limitation, the sale and delivery of the Contributed Assets, the Purchased Assets and the Working Capital Assets (as each such term is defined in the OpCo Con tribution Agreement) as contemplated under the OpCo Contribution Agreement, have been duly authorized by all necessary corporate action on the part of Magellan and the Magellan Subsidiaries.

(b)                    The  following  new  Section  6.1(bb)  is  added to the
                       Agreement:

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                       (bb) Magellan hereby makes the following  representations
                       and warran ties to the Purchaser with respect to the operation of the businesses con ducted at the Hospitals (as defined in the OpCo Contribution Agree ment), all of which are true as of the date hereof:


                               (i) Insurance. A complete and accurate schedule of all insurance policies (including a statement of policy limits and deductibles) held by Magellan and the Magellan Subsidiaries relating to the Hospitals or the businesses conducted therein now in force, including, without limitation, malpractice, public liability, property damage and workers compensation or other coverage, has been made available to the Purchaser. All insurance policies remain in full force and effect except where such failure to remain in full force and effect will not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.


                               (ii)  Litigation.  Except asset forth in Schedule
                      5.1(f) to the OpCo Contribution Agreement, there are no lawsuits, proceedings, actions, arbitrations, claims or governmental investigations, inquiries or proceedings pending or, to the knowledge of Magellan, threatened, against Magellan or any Magellan Subsidiary seeking damages for an amount in excess of $1 million, and there is no action, suit or proceeding by any person or agency pending or, to the knowledge of Magellan, threatened which questions the legality or validity of the transactions contemplated by the OpCo Contribution Agreement.


                               (iii) Licenses, Accreditation and Third-Party Payors. Magellan and the Magellan Subsidiaries hold all licenses, permits, registrations, approvals, certificates, contracts, consents, accreditations, approvals and franchises ("Operating Licenses") necessary to own or lease the Contributed Assets and to conduct and operate the Hospitals in the manner presently operated and for participation in the Medicare and Medicaid reimbursement programs, including, without limitation, all licenses, certificates of need and permits required by the state in which they operate and by all other appropriate health care facility licensing agencies, federal, state, county or local governmental authorities and regulatory agencies, except where the failure to hold such Operating Licenses would not have a material adverse effect on a Hospital or on the business of the Hospitals taken as a whole.

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                               (iv) The  Business.  Upon transfer to OpCo of the
                      Contributed Assets, the Purchased Assets and the Working Capital Assets as contemplated in the OpCo Contribution
                      Agreement,    and   consummation   of   the   transactions
                      contemplated by the other Transactional Documents, (i) OpCo will have or, through the Franchise Agreement, will have access to all tangible and intangible assets and all personnel reasonably necessary to conduct a business that
                      is  substantially   the  same  as  and  that  operates  in
                      accordance with the same standards of operation as the business of the Hospitals prior to the Closing, and (ii) OpCo will have the means to provide the services specified in Section 7.9 of the OpCo Contribution Agreement.


                               (v) Contracts. Schedule 5.1(i) to the OpCo Contribution Agreement contains a listing of all contracts or series of related contracts which are material to the business of the Hospitals, taken as a whole ("Material Contracts"), including all amendments, modifications and side letters thereto, currently in existence. With respect to each Material Contract, neither Magellan nor any Magellan Subsidiary has received a notice of termination, has sent a notice of termination, is in default, or has any knowledge that any other party to such Material Contracts is in default thereunder.


                               (vi) No Other Owned Hospitals. Except as described on Schedule 5.1(j), no Magellan Subsidiary owns or operates any Hospital other than the Hospitals operated using the assets which are being contributed or sold pursuant to this Agreement and the OpCo Contribution Agreement.


                               (vii) Financial Statements. All books and records
                      relating to operating income and expenses of the Hospitals made available to the Purchaser by Magellan were and shall be those maintained by Magellan in regard to the Hospitals in the normal course of business. The audited Financial Statements as of and for the year ended September 30, 1996 (the "1996 Financial Statements") furnished by Magellan to the Purchaser as a part of the Seller's Deliveries have been prepared from the books and records of Magellan in the ordinary course of business and present fairly in all material respects the results of operations of Magellan for the periods then ended and the financial condition of Magellan as of the date of the 1996 Financial Statements.


                               (viii) No Material Adverse Change. Since the date
                      of Magellan's 1996 Financial Statements, there has been no material adverse change in the business or results of operations of Magellan and the Magellan Subsidiaries taken as a whole or the business of the Hospitals taken as a whole.

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                               (ix) SEC Reports.  The periodic  reports filed by
                      Magellan with the Securities and Exchange Commission with respect to Magellan's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                               (x) Compliance With Laws.  Magellan has delivered
                      to the Purchaser a draft dated January 24, 1997 ("Proxy Statement") of its proxy statement to shareholders for its Annual Meeting of Shareholders at which, among other matters, shareholders of Magellan will consider and vote on the transactions which are the subject of the Transaction Documents. Except as described in the Proxy Statement, or in documents filed with the Securities and Exchange Commission pursuant to applicable law, Magellan is not aware of any material risk that Magellan is, in the conduct of the Business (as defined in the OpCo Contribution Agreement) prior to the Closing, or that OpCo will be, in the conduct of the Business after the Closing, in violation of any applicable federal law specifically designed to regulate the healthcare industry, which violation will have a material adverse effect on Magellan or OpCo.


4.      Representations and Warranties of the Purchaser.

(a) Section 6.2(b) of the Agreement is amended to add the following new first sentence:

                       The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser and the consummation of the transactions con templated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, including its general partner.

(b)     The following new Section 6.2(d) is added to the Agreement:

                       (d) SEC Reports. The periodic reports filed by Crescent Real Estate Equities Company ("CEI") with the Securities and Exchange Commission with re spect to CEI's immediately preceding fiscal year and any interim periods in its current fiscal year did not as of their respective dates contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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5.                     Survival.  Section 8.4 of the  Agreement  is amended to
                       add, as the new last sentence thereof, the following:


                       Notwithstanding the foregoing, the representations and warranties set forth in (i) the first sentence of Section 6.1(b), (ii) Section 6.1(bb), (iii) the first sen tence of Section 6.2(b), and (iv) Section 6.2(d) (all as set forth in this Amend ment) shall not survive the Closing except to the extent set forth in the same or similar form in the OpCo Contribution Agreement.


6.                     Seller's Covenants.

(a) Section 7.1(k) of the Agreement is amended to add the following as the new last two sentences:

                       Magellan and the Purchaser shall cooperate in all reasonable respects in OpCo's application to obtain necessary licenses, permits and governmental approvals. In connection with each such application on the part of OpCo, Magellan will promptly furnish OpCo with such information and data as is reasonably necessary to obtain such license, permit or approval.

(b) The following new Sections 7.1(s) through 7.1(aa) are added to the Agree ment:







                       (s)  Magellan's Pre-Closing Covenants.


                               (i) Preservation of Business. Magellan covenants and agrees, and will cause each Magellan Subsidiary to covenant and agree, that from the date of this Agreement to the Closing Date, except as otherwise specif ically agreed to in writing by the Purchaser, Magellan will (i) preserve the business organization of the Hospitals intact, and (ii) preserve for OpCo the goodwill of suppliers, customers and others with whom business relationships exist.


                               (ii) Access to Information and Personnel. Magellan agrees that the Purchaser shall have the right to speak to any Magellan personnel and make such further review as it deems necessary or advisable, provided that the Purchaser shall exercise reasonable efforts to coordinate such

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                               review with  Magellan and to minimize  disruption
                               to Magellan's opera tions. Notwithstanding the foregoing, nothing herein contained shall be deemed to provide the Purchaser with the right to
                               terminate  this  Agreement  or  any   Transaction
                               Document as a result of any such re view, and the results of such review shall not be a condition to the Closing of the Transaction Documents.


                               (iii) Consents. Magellan shall use its commercially reasonable best efforts to obtain consent to the assignment of all of the contracts as signed under Section 2.1 of the OpCo Contribution Agreement.


                               (iv) No Change in Assets. Except in the ordinary course of business consistent with past practice, Magellan will not and will cause the Magellan Subsidiaries not to, in any manner which would result in a material adverse change in the Contributed Assets, Purchased Assets or Working Capital Assets (i) sell or transfer, (ii) create, incur or as sume any indebtedness secured by,
                               (iii) grant, create, incur or suffer to exist any liens, charges or encumbrances, which did not exist on the date of this Agreement, on, (iv) incur any liability or obligation (abso lute, accrued or contingent), with respect to, or (v) write-down the value on the books and records of Magellan or a Magellan Subsidiary.


                               (v) No Change in Constitutive Documents. No change shall be made in the Certificate or Articles of Incorporation or bylaws of Magellan or any of the Magellan Subsidiaries which would result in any representa tion of Magellan becoming untrue or in preventing Magellan from full performance of this Agreement and the other Transaction Documents.


                               (vi)  Payment  and  Performance  of  Obligations.
                               Unless being disputed in good faith, Magellan will not fail to pay and perform in its ordinary course and consistent with past practice any and all liabilities and obligations in respect of any of the Contributed Assets as the same mature and become owing, or cause or permit any default or penalty to exist or occur under any of its contracts or commitments.


                               (vii) No Amendment. Magellan will not amend, alter or terminate any agreement to which it is a party and which is to be assumed by OpCo pursuant to this Agreement other than renewals or amendments in the ordinary and regular course of the Hospitals' business.

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                               (viii)  Changes in Material  Contracts.  Magellan
                               will not, and Magellan will not permit a Magellan Subsidiary to, without the prior written consent
                               of  the   Purchaser,   (i)  other  than  Material
                               Contracts entered into in the ordinary course of business, enter into any Material Contract that will or could be binding upon OpCo or other entity operating the Hospitals and that is not terminable upon at most 30 days' notice, unless such contract will be fully performed by Magellan or a Magel lan Subsidiary on or before the Closing, or (ii) amend, modify, supple ment or terminate any Material Contract other than in the
                               ordinary   course  of   business.   Any   consent
                               requested   by   Magellan    pursuant   to   this
                               subparagraph (viii) will be deemed approved if the Purchaser does not respond by written notice
                               to  Magellan   within  ten  Business  Days  after
                               written notice from Magellan.


                       (t) Bridge Financing. On the Closing Date, either (i) Magellan shall provide OpCo with bridge financing for a one-year term in the amount of up to $55 million as requested by OpCo to fund its working capital needs, including funding OpCo's acquisition of existing supplies, inventory, prepaid expenses, and other Working Capital Assets (the form of the Bridge Loan Agreement is attached as Exhibit D and D-1 to the OpCo Contribution Agreement) or (ii) OpCo shall have obtained working capital financing of at least $55 million pursuant to a loan facility with a syndicate of financial institutions.


                      (u) Financial Statements. Magellan shall provide to the Purchaser unaudited financial statements relating to Magellan and the business of the Hospitals as may be prepared by Magellan through the Closing Date.


                      (v) Insurance Reserves.  Magellan  will  cause  Plymouth
                      Insurance   Company  Ltd.   ("Plymouth")   to  maintain
                      reserves in amounts that are reasonably actuarially adequate to cover risks insured by Plymouth associated with the operation of the business of the Hospitals.


                       (w) Trade Accounts. Except for amounts disputed in good faith, Magellan will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Facilities incurred or attributable to the period prior to the Closing, and Magellan agrees to indemnify and hold the Purchaser harm less from such costs and expenses.


                       (x) Services Agreements. Prior to closing, Magellan, in its capacity as a joint venturer, will or will cause any Magellan Subsidiary which is a joint

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                       venturer  in any Joint  Venture  that owns or  operates a
                       domestic Hospital,  which Joint Ventures are set forth on
                       Schedule 7.9 to the OpCo Contribution Agreement and defined in the Franchise Agreement as "Existing Joint Ven tures" (a "Joint Venture"), to enter into a services agreement with OpCo for each such Hospital owned or operated by a Joint Venture, pursuant to which OpCo will perform, to the extent agreed by joint venture partners, all of Magellan's obligations under the Joint Venture agreement in exchange for the payment to OpCo by Magellan of all distributions and fees paid to Magellan by or on behalf  of the  Joint  Venture.  Magellan  will  use  its
                       commercially   reasonable  best  efforts  to  obtain  the
                       consent of Magellan's joint venture partners to the performance, by OpCo, of Magellan's obligations under the Joint Venture Agreements. Each service agreement, as referred to in this Section 7.1(x), shall be approved by the Purchaser, which approval shall not be unreasonably withheld. The services agreement(s) shall continue in effect until termination of the Facilities Lease.


                       (y) Third Party Consents; Further Assurances. Each of Magellan and the Purchaser shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, all commercially reasonable best efforts to obtain any third party consents necessary, proper or advisable for it to effect the consummation of the trans actions contemplated by the OpCo Contribution Agreement.


                       (z) Employee Solicitation. Magellan will not directly or indirectly induce or attempt to influence any key employee of the Purchaser to leave such em ployee's position except as mutually agreed by the Purchaser and Magellan. Prior to Closing, Magellan and the Purchaser will mutually agree as to which employees will be employed by OpCo, based on the contemplated functions of OpCo, and which will be employed by Magellan, based on the contem plated services to be supplied by Magellan under the Franchise Agreement.


                       (aa) Assets. Magellan agrees and covenants that, between the date hereof and the Closing Date, there will be no material change in the type of Working Capital Assets or type or amount of Contributed Assets or Purchased Assets.


7. Limitation on Survival of Covenants. Notwithstanding anything to the con trary contained herein, Section 7.1(v) shall not survive the Closing except to the extent set forth in the same or similar form in the OpCo Contribution Agreement.

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8.                     Purchaser's  Conditions  Precedent to Closing.  Section
                       8.1 of the Agreement is amended to add the following new subsections:


                       (p) Purchaser shall have caused the formation of New Crescent as an entity substantially conforming to the description in Schedule 8.1(p) to the Agree ment and the distribution to the public of shares of New Crescent (unless New Crescent is the operating partnership, in which case the distribution of shares will be from Crescent Corp.).


                       (q) The OpCo Contribution Agreement in the form attached hereto as Exhibit A, updated to reflect any change in the name or form of organization of New Crescent (and/or
                       Crescent Corp.), shall have been executed by New Crescent, Magellan and OpCo.


                       (r) The Operating Agreement in the form attached to the OpCo Contribution Agreement as Exhibit C, updated to reflect any change in the name or form of organization of New Crescent, the names of the Directors and the source of the initial bank financing referred to therein, and with all missing information completed prior to execution thereof, shall have been executed by New Cres cent and Magellan.


                       (s) Unless working capital financing has been obtained from a financial institution as provided in Section 7.1(t) of the Agreement, the Bridge Loan Agreement in the form of Exhibit D and D-1 to the OpCo Contribution Agreement shall have been executed by Magellan and OpCo.


9. Seller's Conditions Precedent to Closing. Section 8.2 of the Agreement is amended to add the following new subsections:


                       (n) Purchaser shall have caused the formation of New Crescent as an entity substantially conforming to the description in Schedule 8.1(p) to the Agree ment and the distribution to the public of shares of New Crescent (unless New Crescent is the operating partnership, in which case the distribution of shares will be from Crescent Corp.).


                       (o) The OpCo Contribution Agreement in the form attached hereto as Exhibit A, updated to reflect any change in the name or form of organization of New Crescent (and/or
                       Crescent Corp.), shall have been executed by New Crescent, Magellan and OpCo.

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                       (p) The  Operating  Agreement in the form attached to the
                       OpCo Contribution Agreement as Exhibit C, updated to reflect any change in the name or form of organization of New Crescent, the names of the Directors and the source of the initial bank financing referred to therein, and with all missing information completed prior to execution thereof, shall have been executed by New Cres cent and Magellan.


                       (q) The Franchise Agreement in the form of Exhibit B and B-1 to the OpCo Contribution Agreement (except that (i) the "Territory" for each Franchise Owner, as such term is defined in the Franchise Agreement, shall be specified prior to execution thereof in accordance with the criteria set forth on Schedule 6.1(b) to the OpCo Contribution Agreement and as reasonably determined by Magellan with input from the individuals who have been designated to be the President and the Chairman of the Governing Board of OpCo, (ii) the identi ties and fees payable by each Franchise Owner shall be specified prior to execution thereof and (iii) all other missing information shall be completed prior to execution thereof and reflecting any change in the amount of the Franchise Fee thereunder as mutually agreed by the parties) shall have been executed by Magellan and, as applicable, OpCo or the appropriate subsidiary of OpCo.


                       (r) The Warrant Agreement in the form of Exhibit E to the OpCo Contribu tion Agreement (updated to reflect any change in the name or form of organi zation of Crescent Corp. and with the number of shares issuable under the Warrant completed and the exercise price completed, reflecting the same premium as used to calculate the exercise price for the warrants under the Warrant
                       Purchase  Agreement,   and  based  upon  a  valuation  of
                       Crescent Corp. conducted by a mutually agreed upon independent appraiser) shall have been executed by Magellan and Crescent Corp.


10.                    The  following new Section is added to Article 8 of the
                       Agreement:


                       8.4 Ownership Limitation on Purchaser. Both parties recognize that if the principal partner of the Purchaser, CEI, which is a real estate investment trust under sections 856 to 859 of the Internal Revenue Code of 1986, as amended (the "Code") (a "REIT"), were considered to own, directly or by operation of certain attribution rules, a specified interest in OpCo and/or entities owned by OpCo which are the Tenant under the Facilities Lease, the rents to be re ceived by the Purchaser would not constitute "rents from real property" under section 856(d) of the Code for purposes of determining CEI's compliance

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                       with certain  requirements  of being a REIT. Both parties
                       agree that,  notwith standing anything to the contrary in
                       this   Agreement   or  any  of  the  other  Trans  action
                       Documents, neither the Purchaser, nor any other entity the assets of which would be attributed to CEI for federal income tax purposes in any period during which such entity owned such assets, has the right, option, or obligation, directly or indirectly, (i) to enter into the OpCo Contribution Agreement or (ii) otherwise to own any entities constituting such Tenant, and any attempt to do so will be null and void ab initio. Both parties agree that the failure of the Purchaser to cause the formation and distribution of an entity substantially conforming to the description in Schedule 8.1(p) of the Agreement shall not be considered (i) a breach entitling Seller to enforce specific performance under Section 12.2(i) of the
                       Agreement   or  (ii)  a  breach  or  a  failure   to  use
                       commercially reasonable best efforts entitling Seller to recover damages under the last sentence of Section 8.3 or under Section 12.2(ii) of the Agreement, but only if such failure by the Purchaser occurs in reliance upon an opinion of Shaw, Pittman, Potts & Trowbridge to the Pur chaser that, if the Purchaser were to form and distribute an entity substantially conforming to the description in
                       Schedule 8.1(p) of the Agreement, the rents to be received by the Purchaser would likely not constitute "rents from real property" or if such formation and distribution would likely expose the Pur chaser to a tax exceeding $10 million under section 857(b)(5) of the Internal Revenue Code of 1986, as amended.

11. Continuation of Agreement. The Agreement shall continue in full force and effect as modified hereby. In the event of any conflicts or inconsistencies between this Amendment (including all exhibits and Schedules attached hereto) and the Agreement, the provisions of this Amendment shall control.


12. Counterparts. This Amendment may be signed in any number of counter parts, each of which shall be an original, with the same effect as if the signa tories thereto and hereto were upon the same instrument. Signatures may be transmitted by facsimile and will be accepted and considered effective as long as such signatures are followed up with signature pages with original signa tures within two (2) business days thereafter.

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IN WITNESS  WHEREOF,  this Amendment has been duly executed and delivered by the parties hereto effective as of the date first above written.

                       CRESCENT REAL ESTATE EQUITIES
                       LIMITED PARTNERSHIP, a Delaware
                       limited partnership

                                By: Crescent Real Estate Equities, Ltd.,
                                        a Delaware corporation,
                                        its sole general partner

                                      By: /s/ Dallas E. Lucas
                                         ------------------------------
                                      Name: Dallas E. Lucas
                                      Title:   Chief Financial Officer

                       MAGELLAN HEALTH SERVICES, INC.,
                       a Delaware corporation

                                      By: /s/ Craig McKnight
                                         ------------------------------
                                      Name: Craig McKnight
                                      Title:   Executive Vice President CFO

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